Exhibit 99.1

Contacts:
Rajesh C. Shrotriya, M.D., CEO and President	Laurie Little
Spectrum Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
(949) 743-9295	(949) 743-9216

Spectrum Pharmaceuticals Reports 2004 Financial
Results and Presents Operational Highlights

Spectrum to Hold Conference Call Today, Tuesday, March 15, 2005
at 10 a.m. EST
Dial (888) 578-6632 or (719) 955-1565
Also available by webcast at www.spectrumpharm.com

— Cash and marketable securities of approximately $39 million as of December 31, 2004
— Net loss of $12.3 million for 2004
— 15.3 million shares outstanding as of March 1, 2005
— Six proprietary drug candidates, four under clinical development
— Eight generic drug ANDAs pending at the FDA, one with Paragraph IV certification

     IRVINE, Calif., March 15, 2005 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today reported a net loss for the year ended December 31, 2004 of approximately $12.3 million, or $(0.98) per share, compared to a net loss of approximately $10.4 million, or $(4.83) per share in 2003.

     The approximately $1.9 million increase in net loss for 2004 principally reflects (i) an increase of $3.3 million in research and development expenses; including approximately $1.2 million paid in cash for the acquisition of an anticancer drug candidate, SPI-153, (ii) a decrease of approximately $1.0 million in licensing revenues from 2003, and (iii) the non-recurrence in 2004 of a non-cash charge recorded in 2003 for $2.5 million related to the value of stock options granted in 2003.

     During 2004, the Company secured new financing of approximately $25 million. As of December 31, 2004, the Company had cash and marketable securities of approximately $39 million, compared to approximately $26 million as of December 31, 2003. As of March 1, 2005 there were approximately 15.3 million shares of common stock outstanding.

     Revenue decreased from $1.0 million in 2003 to $0.3 million in 2004, primarily due to no milestone event occurring in 2004 comparable to the event in 2003 that generated $1 million in-licensing revenue under the ongoing co-development agreement for satraplatin with GPC Biotech AG. The revenue recorded in 2004 primarily represents $185,000 of product sales revenue, recorded from the first shipment of ciprofloxacin tablets, after receipt of FDA approval. In addition, the Company received $73,000 from GPC Biotech, representing commissions on satraplatin used by GPC Biotech in clinical trials.

     Research and development expenses increased from $3.7 million in 2003 to $7.0 million in 2004, reflecting the increasing scope of our activities, which include the investigation and development of new drug candidates, and were primarily due to (i) a cash payment of $1.2 million for the up-front licensing fee for SPI-153 (excluding stock-based charges recorded separately); (ii) a $1.6 million increase in drug product expense as a result of the investigation and development of additional new products; and (iii) increased clinical trials activity for EOquin™ and elsamitrucin. The Company expects its research and development expenses to continue to increase in 2005 and beyond as it develops and expands its product portfolio.

     General and administrative expenses increased by approximately $47,000, from $5.0 million in 2003 to $5.1 million in 2004, primarily due to an increase in legal and professional fees incurred in complying with securities laws, including new NASDAQ, SEC and Sarbanes-Oxley Act of 2002 rules and regulations, expenses associated with the advancement of our product portfolio, and personnel costs due to the hiring of additional personnel in the past twelve months to enable the implementation of planned growth. Partially offsetting these increases were reductions in rent expense primarily as a result of a more favorable facility lease effective July 1, 2004.

     Stock-based charges, which are non-cash charges, decreased by approximately $1.7 million, from $2.6 million in 2003 to $0.9 in 2004. Of the 2004 charge, $634,000 arose from recording the fair value of restricted common stock issued in connection with the in-licensing of SPI-153. The 2003 charge arose due to timing delays in awarding stock options to employees as a result of our compliance with state securities laws during a period where our stock price rose rapidly.

Operational Highlights and Goals

     Our primary business focus for the remainder of 2005, and beyond, will be to continue to acquire and develop a portfolio of marketable prescription drug products with a mix of near-term and long-term revenue potential.

     We currently have six proprietary drug product candidates under development: satraplatin, EOquin™, elsamitrucin, SPI-153, RenaZorb, and SPI-1620. To date, we have filed nine ANDAs with the FDA, including that for ciprofloxacin tablets, which was approved in September 2004. ANDAs for fluconazole tablets, injectable carboplatin, sumatriptan succinate injection and five other drug products are pending with the FDA. The following is brief update of the current status of our products under development .

Satraplatin

•	Enrollment for the Phase 3 pivotal SPARC trial is proceeding as planned.

•	GPC Biotech anticipates beginning a rolling NDA submission (where GPC can submit different sections of the NDA when the sections are ready instead of waiting for the NDA to be complete before submission) in 2005, and, assuming positive data, to complete the NDA filing in the second half of 2006.

•	A phase 1 / 2 trial of satraplatin in combination with simultaneous, standard doses of radiotherapy was opened for accrual in patients with locally advanced non-small cell lung cancer.

•	Additional clinical trials designed to evaluate the potential of satraplatin for the treatment of other cancers, including in combination with a taxane-based therapy, are expected to begin in 2005.

EOquin™

•	We completed enrollment of the phase 2 trial in refractory superficial bladder cancer.

•	Also, in January 2005, we received from the U.S. Patent and Trademark Office (PTO) a Notice of Allowance for our patent application for EOquin™ entitled “Medical Compositions for Intravesical Treatment of Bladder Cancer.” This patent, when issued, will cover EOquin™ for use in the treatment of superficial bladder cancer and will not expire until November 2022.

Elsamitrucin

•	We are continuing to enroll patients in the Phase 2 trial of elsamitrucin in refractory non-Hodgkin’s lymphoma, and expect completion of enrollment by the end of 2005.

•	We plan to initiate additional studies in head and neck cancer and possibly other tumor types.

SPI-153

•	During 2005, we plan to initiate clinical trials in hormone-dependent prostate cancer and benign prostatic hypertrophy in Europe and to file an investigational new drug application with the FDA to begin U.S. clinical trials. We also plan to evaluate the compound for the treatment of endometriosis.

RenaZorb

•	In January 2005, we acquired rights to RenaZorb™, two pre-clinical, second-generation lanthanum-based phosphate binding agents which utilize nanoparticle technology, which has the potential to address hyperphosphatemia, or high phosphate levels in blood, in patients with end-stage renal disease and chronic kidney disease.

•	We believe that RenaZorb™ has the opportunity, because of its potentially higher potency for binding phosphate, to significantly improve patient compliance by offering the lowest-in-class dosage (potentially one tablet per meal) and smaller sized tablets to achieve the same therapeutic benefit as other phosphate binders, while also potentially offering a more favorable safety/side effect profile.

•	We plan to complete the preclinical evaluation necessary to file an IND with in next 12-15 months.

SPI – 1620

•	We acquired rights to this compound in February 2005 and plan to file an IND within the next 12 to 15 months.

Generic drug product candidates

•	The FDA approved our ANDA for ciprofloxacin tablets in September 2004. We recorded sales in late fourth quarter of 2004. In view of the competitive market for sales of ciprofloxacin tablets, we are unable to assess the future revenue potential of this product.

•	One of the ANDAs filed in October 2004, for sumatriptan succinate injection, the generic form of GlaxoSmithKline’s Imitrex ® injection, which is used for the acute treatment of migraine attacks and of cluster headache episodes in adults, included a Paragraph IV certification. GlaxoSmithKline has commenced suit against us alleging that the filing of our ANDA infringes their patent. We believe that the patent that we have challenged covering GlaxoSmithKline’s Imitrex ® injection, which with pediatric exclusivity is set to expire on February 6, 2009, is invalid, unenforceable and/or or will not be infringed by our generic product candidate. Imitrex® injection is also covered by a patent which together with pediatric exclusivity does not expire until June 28, 2007. This patent is not currently being challenged by any third party.

•	Our goal is to continue to pursue additional ANDA filings, including several injectable products, and to have several generic drugs FDA approved and marketed in the U.S. over the next five years.

About Spectrum Pharmaceuticals

Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing prescription drug products for various indications. The Company’s current proprietary drug products are primarily focused on the treatment of cancer and related disorders. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG, and has been granted fast-track status by the United States Food and Drug Administration (FDA) for its initial indication, second-line chemotherapy for hormone-refractory prostate cancer. EOquin™, a phase 2 drug, is being studied in the treatment of superficial bladder cancer. Elsamitrucin, a phase 2 drug, is being studied for its initial indication, refractory non-Hodgkin’s lymphoma. SPI-153, a phase 2 drug, is an LHRH antagonist with the potential to treat hormone-dependent cancers as well as benign proliferative disorders, such as benign prostatic hyperplasia and endometriosis. RenaZorb™, preclinical-stage, second generation lanthanum-based phosphate binders have the potential to treat hyperphosphatemia in patients with end-stage renal disease and chronic kidney disease. EndothelinB agonists, including the lead compound IRL 1620, have the potential to enhance the therapeutic index (increase the efficacy and reduce the toxicity) of chemotherapeutic agents by selectively improving tumor blood perfusion and increasing delivery of anti-cancer agents to tumor tissue.

The Company’s Abbreviated New Drug Application for ciprofloxacin, a broad-spectrum antibiotic and the generic version of Bayer Corporation’s Cipro® tablets, received approval from the FDA in September 2004. Sales of ciprofloxacin began in late fourth quarter 2004 through Lannett Co. (Amex: LCI), Spectrum’s marketing and distribution partner for ciprofloxacin in the United States. In January 2005, the Company announced FDA acceptance of its sumatriptan succinate injection Abbreviated New Drug

Applications (ANDA) with Paragraph IV Certification. On February 18, 2005, GlaxoSmithKline filed suit in U.S. federal court to prevent Spectrum from proceeding with the commercialization of its product, thereby formally initiating the patent challenge process under the Hatch-Waxman Act. In addition, the Company has seven ANDAs pending at the FDA. For additional information, including SEC filings, visit the Company’s web site at www.spectrumpharm.com.

Forward-looking statements

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the success of our drug candidates, including proprietary drug candidates, in their initial indications and future indications, the Company’s research and development expenses to continue to increase in 2005 and beyond, the development and expansion of its product portfolio, the acquisition and development a portfolio of marketable prescription drug products with a mix of near-term and long-term revenue potential, timing of beginning and completion of the rolling NDA submission for satraplatin, additional clinical trials for satraplatin for other indications than HRPC, completion of enrollment for elsamitrucin, additional studies with elsamitrucin, initiation of SPI-153 for clinical trials in hormone-dependent prostate cancer and benign prostatic hypertrophy in Europe and filing of an investigational new drug application with the FDA to begin U.S. clinical trials, evaluation of SPI-153 for the treatment of endometriosis, evaluation of RenaZorb™ for the treatment of hyperphosphatemia, possible benefits of RenaZorb™, completion of preclinical evaluation necessary to file an IND for RenaZorb™, plans to file for SPI-1620 an IND within the next 12 to 15 months, sales of ciprofloxacin, the success of our patent challenge, additional ANDA filings, number of approved and marketed generic drugs over the next 5 years, whether Spectrum will be entitled to 180 days of marketing exclusivity, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that past results will not be indicative of future results, the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional oncology drug candidates may fail, the possibility that we may lose the GlaxoSmithKline lawsuit, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, the competition for top-quality personnel, our limited experience with the generic drug industry, our dependence on third parties for clinical trials and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)

Summary Condensed Consolidated Statement of Operations (Unaudited)

	Years Ended December 31,
	2004	2003	2002
Revenues	$258	$1,000	$2,371

Operating expenses:
Cost of product sold	123	—	—
Research and development	6,954	3,683	11,706
General and administrative	5,096	5,049	3,691
Stock-based charges	885	2,573	1,431
Restructuring expenses	—	163	3,050
Total operating expenses	13,058	11,468	19,878

Loss from operations	(12,800)	(10,468)	(17,507)
Other income (expense), net	518	78	(127)
Net loss before minority interest in consolidated subsidiary	(12,282)	(10,390)	(17,634)
Minority interest in net income of consolidated subsidiary	(4)
Net loss	$(12,286)	$(10,390)	$(17,634)

Basic and diluted net loss per share	$(0.98)	$(4.83)	$(12.34)

Basic and diluted weighted average common shares outstanding	12,674,506	4,169,374	1,429,380

Supplemental Information
Stock-based charges — Components:
Research and development	$634	$1,000	$1,020
General and administrative	251	1,573	411
Total stock based charges	$885	$2,573	$1,431

Summary Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2004	2003
Cash, cash equivalents and marketable securities	$39,206	$26,351
Accounts Receivable	199	—
Inventory	224	—
Other current assets	372	413

Total current assets	40,001	26,764
Property and equipment, net and other assets	757	625
Total assets	$40,758	$27,389

Total liabilities	$2,844	$3,108
Minority Interest	24	—
Stockholders’ equity	37,890	24,281
Total liabilities and stockholders’ equity	$40,758	$27,389